Exhibit 21.0
List of Cooper Industries plc Significant Subsidiaries
Cooper B-Line, Inc.
Cooper Bussmann, LLC
Cooper Crouse-Hinds, LLC
Cooper Industries, LLC
Cooper Hungary Group Financing Limited Liability Company
Cooper Lighting, LLC
Cooper Power Systems, LLC